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                                                                   EXHIBIT 10.1
                                    AGREEMENT

         THIS AGREEMENT made and entered into as of the 1st day of May, 2002 by and between EnviroGene LLC, a company organized and existing under the laws of the State of New Jersey and having a regular place of business at 750 Vassar Avenue, Second Floor, Lakewood, NJ 08701-6007 (hereinafter Center) and Advanced Viral Research Corporation (hereinafter "Company"), a company organized and existing under the laws of the State of Delaware and having a regular place of business at 200 Corporate Boulevard, South Yonkers, NY 10701, USA.

         WHEREAS:

         A. The Company has developed new formulations for the pharmaceutical composition Product R, sometimes known under the registered trademark Reticulose(R), and new uses thereof;

         B. The Center is well staffed with scientists and administrative personnel and well connected with persons qualified to conduct clinical trials and medical research throughout Israel, and is familiar with the governmental requirements for organizing and conducting clinical trials and medical research in the State of Israel;

         C. The Company is interested in having the Center organize, conduct and evaluate a Company Project including studies including clinical trials (study/trial) to evaluate the effects of Product R and products related to Product R on various types of cancer, conditions associated with acquired immunodeficiency and on other diseases;

         D. The Center declares that it has designed, organized and made preparations for Phase I and Phase I/II clinical trials in Israel on behalf of the Company during the period May 1st 2001




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and April 30th 2002 and that the Center has an interest in conducting and evaluating such clinical trials and strive for their high scientific quality on behalf of the Company.

         E. The Center therefore declares with regard to such Company Project, including Phase I and Phase I/II clinical trials designed and organized during the period May 1st 2001 and April 30th 2002, that it will make arrangements, on behalf of the Company, to conduct, evaluate and maintain for high scientific quality of three (3) clinical trials approved by Institutional Review Boards of Medical Centers and the Ministry of Health in Israel as described below in paragraph 1.2.

         NOW THEREFORE, in consideration of the mutual promises, covenants and undertakings hereon, the parties hereby agree as follows:

I. PERFORMING THE PHASE I AND PHASE I/II CLINICAL TRIALS

         1.1 In consideration of the sums paid and to be paid to the Center by the Company pursuant to Article II below and subject to the Company's provision to the Center of GMP grade Product R for systemic use and data and information relating to Product R as required for any clinical trial, the Center hereby undertakes to prepare and perform said clinical trials in accordance with the protocols and procedures developed by the Center and approved by the Company and consultants of Globomax LLC and under the supervision of the Center's scientists.

         1.2 The Phase I and Phase I/II clinical trials shall be directed towards assessment of toxicity and safety of Product R and secondary outcome variables as evaluation of effects of Product R in patients with cancer, by conducting one clinical trial on patients with advanced stage solid tumors and one clinical trial on patients with hematopoietic and lymphocytic neoplasms, and a third trial to treat patients with advanced stage acquired immunodeficiency syndrome. These trials shall be prepared and performed by the Center and collaborating




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investigators during a period of twelve (12) months and fifteen (15) days shall commencing on May 1st, 2002 and with regard to the actual commencement of the field work such as recruitment, as close as possible to this date following final approval by the Ministry of Health and approval of export license from the USA and import license to Israel of Product R as investigational drug. Said twelve (12) months and fifteen (15) days period will be divided into three sub-periods as follows:

         1.2.1 a one (1) month and fifteen (15) days period during which period the Center will finalize all Israeli governmental and hospital approval documents, said period start on May 1st, 2002;

         1.2.2 a two (2) months period, said to commence on June 16th 2002 to complete organization of the three (3) clinical trials including all the necessary work for establishing a network of scientists to perform said study/trial and to initiate recruitment of patients and secure the necessary logistics;

         1.2.3 the ensuing nine (9) month period will be devoted to performing the study/trial and evaluating the results thereof, said period is aimed to commence on August 15th, 2002. Failure of the Center to obtain the necessary minimum recruitment of patients up to 60 days after the target date of commencement or to failure to demonstrate continuity of the trials to enable the Center to commence said study/trial on August 15, 2002 shall be grounds for cancellation of this contract by the Company.

         1.3 The Company agrees that Globomax LLC, a consultant of the Company in the field of US FDA regulations, or any company that acts as FDA consultant to Advanced Viral Research Corp., will advise the Center on an ongoing basis related to the work that the Center performs on the study/trial so that the Centers work product will be acceptable to the US FDA as


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


Phase I and Phase I/II clinical trials. The Company further agrees that the Center will have reasonable access to Globomax LLC for the purpose of seeking Globomax's LLC advice on the Center's present and future course of action in order to assist the Center in performing the study/trial in a manner that will maximize likelihood of approval of said clinical trials by the US FDA possible. Nothing herein is intended to be a warranty that if the Center follows Globomax's LLC advice it will produce a work product acceptable to the US FDA. Globomax LLC and the Company must both approve the protocols. However, if GloboMax LLC determines that the protocol, the clinical study facilities, medical personnel, patient study population, informed consent forms, monitoring of patient compliance, patient data forms and method of study patient accrual or any of them do not meet U.S.F.D.A. requirements for proper patient therapeutic trials, that, by itself, will be deemed a reasonable ground for non-approval of commencement of the second nine (9) month (beginning on August 15th, 2002) period of said studies/trials. However, the Center will be given reasonable time to amend any insufficiencies related to the issues stated above, which is considered sixty (60) days.

         1.4 The Company and GloboMax LLC will have the right to dispatch personnel to Israel to meet with appropriate members of the Center and in coordination with the clinical centers, meet with personnel at clinical centers participating in any clinical study pursuant to this Agreement to determine that any planned or ongoing trial previously approved by GloboMax LLC is adhering to the approved study parameters specified by the Center and approved by GloboMax LLC, as set forth in paragraph 1.3 above, and to obtain additional information (if any) and explanations, in order to discuss, in detail, the study/trial, its results, procedures and any other matter deemed by Globomax LLC and/or the Company necessary with the scientists and members of their team involved in the study/trial, provided that such visits shall take place during normal business hours and shall not unreasonably interfere with the conduct of the study/trial and any other work being carried out by the scientists.

         1.5 Should, during the Contract period, any of the scientists (as hereinafter identified in Article III) cease to be available for the design, supervision, conduct and evaluation of said study/trial, such cessation shall not by itself constitute a breach of this Agreement by the Center. The Center, however, shall be obligated to immediately notify the Company in writing of the loss of availability of any such scientist or scientists and shall undertake to find a replacement scientist(s) of equal qualifications, but no substitution of said scientists shall be permitted unless and until the name and the resume of said substitute scientist is submitted to the Company for approval, which approval shall not be unreasonably withheld. It is understood that during the evaluation of a substitute scientist, the Company shall have the right to interview such substitute entirely at the Company's expense and should the substitute scientist refuse to submit to such an interview that, by itself, shall constitute a reasonable basis for withholding the Company's approval of such substitute scientist. Should no replacement scientist acceptable to the Company be found within sixty (60) days of an original scientist(s) ceasing to work on the study/trial, the Company shall be entitled, by written Notice to the Center, to cancel the Agreement which cancellation shall become effective upon delivery of the Notice of Cancellation to the Center. Upon such cancellation, the Center shall arrange to gather the data (as such term is hereinafter defined) in any and all media relating to the work done in the organization, conduct and evaluation of said study/trial and deliver all such data to the Company.

         1.6 The parties agree that the protocols prepared by the Center for said clinical trials related to this Agreement, including CRF documents, shall be considered intellectual properties of the Center, to the extent such protocols were designed by the Center, but, to the extent that



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such protocols were designed or altered by the Company, the Company shall own said intellectual property in whole or in proportional part with the Center as determined by the parties.

         1.7 It is hereby agreed by the parties that nothing contained in this Agreement shall be construed as a warrantee or obligation on the part of the Center that the data, the information or any other results deriving from the performance of the study are or will be of any commercial or practical value, and the Center makes no warranties whatsoever in respect of such results.

         1.8 In the event that, for any reason of drug associated toxicity and/or adverse effect, a medical center and/or investigator decide to discontinue ongoing clinical trial, the Center shall not be held responsible for such discontinuation. Cessation of a clinical trial for the said reason does not constitute a basis for cancellation of the Agreement between the Center and the Company. In the event of interruption of a clinical trial, the Center must be given reasonable time, ninety (90) days from the notification of cessation by the medical center or clinical investigator, to analyze and report on the reasons for the discontinuation of the study, and, if medically acceptable, to resume said clinical trial in its original form or in modified form agreed to by both parties. If the said clinical trial is not resumed within ninety (90) days of cessation, either the Company or the Center can, in its sole discretion, terminate the clinical trial and cancel this Agreement upon said ninetieth day.

         1.9 The Center covenants and agrees that it will not make any other use of Product R during the term of this Agreement and for five (5) years after the termination or cancellation, thereof for any reason other than the study/trial, and the Center further covenants and agrees not to manufacture or cause to be manufactured Product R for any purpose, unless Product R is licensed to the Center by the Company.



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

         1.10 The Company and the Center agree that the Center will function as the sole importer of Product R in Israel, if permitted by Israeli law, for purposes of said studies/trials and sole distributor to investigators and medical center during the period of the studies/trials and solely for the purposes of said studies/trials. The Company intends to export to the Center GMP grade Product R for systemic use and the gathering of data and information relating to Product R as required for any clinical trial. Any delay in or all three (3) of the Phase I and Phase I/II clinical trials resulting from a delay in the exportation from the U.S. of GMP grade Product R, will be deemed to be the Company's fault and will result in an extension of said nine (9) month period by the same number of days as said delay, but will not be treated as grounds for cancellation of this agreement nor as the basis for action against the Company based on breach of contract, tort or any other legal theory. The Center intends to obtain a permit to legally import Product R into Israel for use in said three (3) clinical trials. If for legal reasons, the importer of Product R as an investigational drug for said clinical trials must be an entity other than the Center by law, such as the respective medical center, the Center must notify the Company of such condition and the Center shall promptly make the necessary arrangements for legal import of Product R into Israel and prepare any contract and/or agreement regarding this issue between the Company and the designated importer to be approved by the Company.

         1.11 Costs for shipping and fees associated with the importation of Product R to Israel and its use in the proposed studies/trials, such as registration and (temporary) licensing lees, will be paid by the Company. These costs are in addition to the total amount to be paid to the Center according to this Agreement.

         1.12 Costs for obtaining approval of legal import of GMP Product R into Israel, whether by the Center as importer or by any other person, firm or corporation as importer (as provided in paragraph 1.11 above), shall be borne by the Center.

II. FUNDING THE STUDY

         2.1 In addition to supplying the Center with Product R and data and information relating to Product R, covering the costs charged by the medical centers and insurance coverage, and costs of export and import of Product R, the Company agrees and undertakes to pay in a sole payment to the Center for the period defined in the paragraph 1.2.1, the amounts of U.S. dollar $127,820 (one hundred twenty seven thousand eight hundred and twenty). Thereafter, the Company agrees and undertakes to pay to the Center for the periods defined in the paragraphs 1.2.2 and 1.2.3 the amounts of U.S. dollar $1,625,631 (one million six hundreds twenty five thousands and six hundred thirty one) for the thee c1inical trials as detailed in Schedules A, B and C.

         (a) Within 7 days after signing this contract, the Company will pay to the Center the total amount of U.S. dollar $127,820 (one hundred twenty seven thousand eight hundred and twenty) defined in the paragraph 1.2.1 for the period May 1st, 2002 to June 16th, 2002.

         (b) On or before the twenty fifth (25th) day of each month during said initial two (2) month period (July and August 2002), the Company will pay to the Center a total equivalent of twenty five (25) percent (12.5 percent each month) of the total amount as detailed in Schedules A, B and C;

         (c) If the Agreement is not cancelled prior to commencement of the nine
(9) month period, then at the commencement of said four and a half month period (August 15th, 2002), the




                                       8
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Company will pay the Center said ten (10) percent on or before September 25th,
2002, of the total amount as detailed in SCHEDULES A, B AND C;

         (d) On or before the twenty fifth (25th) day of each of said seven month period commence on October 15th, 2002 and ended on April 15th, 2003, the Company will pay the Center said each month seven (7) percent of the total amount as detailed in SCHEDULES A, B AND C;

         (e) Promptly after completion of the second nine month period and submission by the Center to the Company of a final report prepared as required in paragraph 5.1 below, a final payment of, said sixteen (16) percent of the total amount as detailed in SCHEDULES A, B AND C. Last payment will be no more than thirty (30) days from date of the final report submitted by the Center to the Company.

         (f) In the event that the trial is delayed or postponed with the approval of the Company for any reason whatsoever (including but not limited to the loss of a scientist) for more than fifteen (15) days, then payment will be suspended during such delay but will be resumed on the above basis upon resumption of the study/trial.

         (g) All payments pursuant to this Agreement shall be made by direct wire transfer to the Center's bank account, the details of which the Center shall notify the Company.

         (h) In the event that the Company does not fulfill the scheduled payments according to item 2.1 (a-c), the Center shall not be responsible for any delay in the time schedule of the clinical trials as described in SCHEDULE D, resulting from said delay but such delay in time schedule may not exceed the duration of the Company's delay.

         (i) In the event that the Company delayed the schedule payment according to item 2.1 (a-d) in more than five (5) days, said the thirty (30) of each month, the Company will pay to




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the Center the delayed payment amount by adding one (1) percent for each 30 days of delay day, said starting from the twenty fifth (25) day. In this case the Center is not responsible for any delay in the time schedule of the clinical trials as described in SCHEDULE D, resulting from said delay but such delay in time schedule may not exceed the duration of the Company's delay.

         (j) In the event that the Company delayed the schedule payment according to item 2.1 (a-d) more than sixty (60) days, the Center may suspend or cancel the clinical trials as detailed in paragraph 1.2. In the case of suspension the Center is not responsible for any delay in the time schedule of the clinical trials as described in SCHEDULE D, resulting from said delay but such delay in time schedule may not exceed the duration of the Company's delay.

         2.2 In addition to the funding to the Center said by organizing, conducting, evaluating and submit a reports of each of the three (3) clinical trials with Product R, the Company has a direct contract a with each of the participating Medical Centers in Israel as follow:

         (a) A proposed budget of expenses for each of the three (3) clinical trials was submitted by the collaborating medical centers in Israel to the Center. Such budget proposals that include Medical Center expenses, patient evaluations and treatments were forwarded by the Center to the Company for approval. The Company has notified the Center of the approval of the funding of the three (3) clinical trials cost requested by the medical centers.

         (b) The parties agree that failure of such medical center to have adequate liability coverage to protect itself from any and all liability in tort or conduct or otherwise arising out of said study/trial should be a reasonable basis for the Company to withhold approval of such medical center.



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         (c) The Company and the Center agree that any delay of the Company to pay according to conditions stipulated in the contract with each Medical Center, is the sole responsibility of the Company, that will not affect the funding schedule agreed on item 2.1 (a-e).

         (d) The Company and the Center agree that such direct contracts between the Company and each Medical Center shall be executed concurrently with said direct contracts and failure of such execution by any Medical Center shall constitute a failure of the execution of this Agreement by the Center.

III. CORE (SENIOR) SCIENTISTS

         3.1 The following scientists shall work on said studies/trials unless substituted as set forth in paragraph 1.5 above:

         Dr. Alf Fischbein will devote at least 75% of his time to the ADVR project set forth in Paragraphs C, D and E, during which time Dr. Fischbein will work on the development and completion of CRF of the project, the assessment of clinical and laboratory parameters as they become available, will interact closely with the clinical team, i.e. physicians, nurses/interviewers and will work with his co-workers Drs. Iscovich, Mark Levitt regarding the clinical aspects of each trial, with Michael Davison, Ido Sadan MSc, and Professor Laurence Freedman regarding CRF, database and statistical aspects of the project and the procedures relating to data analysis and generation of reports. Dr. Fischbein will also keep abreast of scientific-medical exchanges among all principals participating in the study and will serve as liaison with the Company on a continuous basis, together with Dr. Iscovich.

         Dr. Jose Iscovich will devote 75% of his time to the ADVR project set forth in Paragraphs C, D and E. Dr. Iscovich, who together with Dr. Fischbein, designed and developed the protocols for the 3 clinical trials, will work in the organizational and management aspects of



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each trial in close collaboration with Dr. Fischbein and Dr. Mark Levitt. Dr.
Iscovich will be responsible and will supervise closely the operations of the data communication system, both on-line and in-house, quality control procedures and quality assurance, and will also act a liaison among participating institutions and scientists, Government authorities and with the Company. In addition, he will work with Michael Davison, Ido Sadan MSc and Professor Laurence Freedman regarding CRF, database and statistical aspects of the project and the procedures relating to data analysis and generation of reports.

         Dr. Mark Levitt will devote 50% of his time to the project set forth in Paragraphs C, D and E. In his capacity as an eminent and experienced clinical investigator, he will act as a `resident' Center clinical scientist at the various medical centers in which the clinical trials are performed. Dr. Levitt will have daily access to the operations of the clinical trial and be able to interact with the clinical investigator and nurse(s). This will enable him to perform close supervision of the progress of the trial. He will also be available, as required, for interaction with the monitor and the individual responsible for the logistics of the part of the clinical trial that is performed off hospital campus, i.e. in the patients' home. Dr. Levitt will also assist in the preparations of the CRF documents, data analysis and generation of reports.

         A project coordinator/manager (to be named) with either a Ph.D. or a MSc degree in pharmacology, biology or management science will devote (two-third percentage time effort for each of the clinical trials) during the entire eleven
(11) months period of the Project. The coordinator will be responsible for the coordination of all activities of the project both within the Center and externally at the various medical centers and will also ascertain that the coordination of activities required for the ongoing interaction between the Center and the Company functions optimally.


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         A Senior Clinical Research Associate will be engaged as an independent expert for monitoring activities of the three clinical trials. Their task will include monitoring and quality assurance of activities both in the medical centers and in the patients' residence. They will collect, review and approve regulatory documents associated with the clinical trials. Their monitoring will ensure strict compliance with applicable FDA and Israeli regulations and protocols.

         An Assistant Statistician (to be named) with a Master of Science degree in statistics is expected to devote 50% time efforts during the entire eleven
(11) month period. The Assistant Statistician will coordinate with Dr. Iscovich and Professor Freedman (see below) and Dr. Fischbein the management and provision of data on a continuous basis to those parties, who have been determined to be receivers of such data including the Company.

         Professor Laurence Freedman, statistical consultant, will act as a consultant for the organization of collected data, calculations, quality control and data analysis.

IV. COMPANY INFORMATION AND CONFIDENTIALITY

         4.1 All information imparted to the Center by the Company as set forth in Paragraph 1.1 and any and all other confidential information, trade secrets and know-how imparted to the Center by the Company, whether in connection with the study/trial or otherwise, shall be the sole and exclusive property of the Company, shall be divulged to scientists of the Center only on a need to know basis and subject to Paragraph 4.2 below, and shall not be used by (the) said scientists for any purpose other than the performance of said study/trial nor divulged to anyone outside of the Center without the prior written approval of


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the Company; provided, however, that any information divulged to the Center or its scientists shall not be included in this paragraph, if such information:

         (i) is at the time of disclosure in the public domain;

         (ii) becomes part of the public domain thereafter other than through a violation by the Center or its scientists of the obligation set forth in this article;

         (iii) the scientists can prove, by written evidence submitted within 30 (thirty) days of the scientists receiving such information that (a) information had previously been known to him/her prior to such disclosure; or (b) was received from a third party not in violation of any confidentiality obligation with the Company.

         4.2 The Center is permitted to disclose any such confidential information to the scientists named in Article III above or their approved substitutes, but only after such scientists execute an undertaking of confidentiality in the form annexed hereto and such scientists shall be permitted to divulge any such confidential information to its employees or others who are engaged in the performance of the study provided such employees or others execute an undertaking in the form attached hereto. The Center will promptly forward such executed undertaking to the Company.

         4.3 Neither the Center nor anyone connected with the Center shall publish any of the data or information developed or resulting from said study/trial without first submitting said publication to the Company. If the Company concludes that any such publication will adversely affect its proprietary position in any way whatsoever, the Company has the right to object to publication for up to a period of no more than one (1) year and said author and/or the scientist and/or the Center shall not publish such data or information during the period of said objection.

         4.4 Nothing in this Article IV shall be deemed to prevent the Center from disclosing the Company's confidential information to a legally competent authority legally requiring such disclosure, or for the purpose of this Agreement. In such a case, the Center shall inform such




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authority of the confidential nature of the information and prior to making such disclosure shall notify the Company of such a requirement.

         4.5 This article IV shall survive the cancellation or termination of this Agreement.

V. REPORTING

         5.1 The Center shall procure the submission by the scientists of a quarterly report containing a summary of the work performed by them and the Center during said quarter, including a copy of any data developed and any and all conclusions reached from said data. Said three-quarterly reports shall be submitted within thirty (30) days of the close of the contract quarter (or, if extended as provided in paragraph 2.1(e) above, then thirty (30) days after the extended date of the close of the quarter), said within thirty (30) days from September 30, 2002; December 31, 2002 and March 31, 2003. The final report shall be submitted to the Company within sixty (60) days of the end of the nine-month period (as defined in paragraph 1.2.3), from May 15, 2003. All quarterly reports and the final report will present a detailed description of the work done during the period covered, the data collected, any conclusions and recommendations based on said data and any recommendations for future actions by the Center and/or the Company.

VI. COMPANY'S OBLIGATION OF CONFIDENTIALITY

         6.1 Should the Company or any of its employees or representatives of GloboMax, LLC receive from the Center or any of its scientists confidential information developed by the Center prior to work performed by the Center pursuant to this Agreement, then the Company agrees to hold such information confidential and to not use it itself nor divulge it to others unless:

         (i) the information is at the time of the disclosure in the public domain;



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         (ii) the information becomes part of the public domain thereafter through other than a violation by the Company of its obligation of confidentiality;

         (iii) the Company can prove by documentary evidence submitted to the Center within thirty (30) days of receipt of such confidential information that it was previously known to the Company and/or its employees; or

         (iv) after such confidential information is imparted by the Center to the Company, the same information is received by the Company from a third party who is not in violation of any confidentiality obligation to the Center.

         (v) no Medical Center nor any of its scientists shall use any information which it/he/or she considers its/his/or her confidential information in the performance of work relating to the Company's project without the prior written consent of the Company and such use shall constitute a waiver of any asserted right of confidentiality.

         6.2 Notwithstanding paragraph 6.1, the Company may disclose to its employees and those of GloboMax LLC such confidential information received from the Center necessary for the fulfillment of the undertakings of this Agreement provided that the Company shall bind such employees in writing with the same undertaking of confidentiality as annexed hereto. The Company will promptly forward such executed undertakings to the Center.

         6.3 Nothing in this Article VI shall be deemed to prevent the Company from disclosing the Center's confidential information to a legally competent authority legally requiring such disclosure, or for the purpose of this Agreement. In such a case, the Company shall inform such authority of the confidential nature of the information and prior to making such disclosure shall notify the Center of such a requirement.

         6.4 This Article VI shall survive the termination of this agreement.





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

VII. OWNERSHIP

         7.1 All right, title and interest in and to the data developed by the Center through said studies/trials or derived therefrom and all conclusions derived therefrom shall be the sole and exclusive property of the Company.

         7.2 Any and all discoveries, ideas and inventions conceived in whole or in part by the Center or its scientists or staff arising out of said study/trial shall be the sole and exclusive property of the Company.

         7.3 This Article VII shall survive the cancellation or termination of this Agreement.

VIII. INDEMNITY

         8.1 The Center will obtain prior to May 1, 2002 liability insurance in its name and in the name of the Company in the amount of three million (US $3,000,000) U.S. dollars against any claims, whether in tort or in contract or otherwise, arising from the work of the Center in connection with said studies/trials and for no other work or project being performed now or at any time at or by the Center. The insurance policy in the name of the Company in like amount that holds the Company harmless against and all claims arising in contract or in tort or otherwise from said studies/trials must be valid prior to commencement of the clinical trials. The Center may obtain said policies as two separate policies or as one policy with the Center and the Company as named co-insured, provided said one policy provides the same coverage to both the Center and the Company as two separate policies.

         8.2 The Company agrees to bear the full cost of all insurance required by this Article VIII provided, however, if the total premiums for such policy or policies covering the Company and the Center exceed one hundred thousand (U.S. $100,000) dollars, the Company will have the right to cancel this Agreement and such cancellation will not give rise to any claims, cross-claims or counterclaims by either party against the other.

IX. GOVERNING LAW

         9.1 The parties agree that the manner in which the studies/trials are performed shall in all respects be governed by Israeli law; and the parties further agree that any disputes between the parties relating to their rights and obligations to each under this Agreement will be resolved in accordance with the law of the State of New York, U.S.A.

X. DISPUTES BETWEEN THE PARTIES

         10.1 In the event that a dispute arises between the parties that requires judicial intervention for resolution, if the Center institutes an action against the Company, that action must be commenced only in a U.S. District Court or a New York State Court located in the City of New York or in Westchester County, N.Y.; and if an action is instituted by the Company against the Center, that action must be commenced only in Israel. Nothing herein, however, shall prevent the defendant in any action between the parties from filing a counterclaim after being sued in its own home jurisdiction by the plaintiff.

XI. PAYMENTS

         11.1 All amounts paid pursuant to this Agreement do not include the US State tax and VAT prescribed by US and Israeli law. The Company will pay US State taxes and VAT if required by law.

XII. MISCELLANEOUS

         12.1 Neither party may assign in whole or in part any of its rights or obligations under this Agreement without the prior written consent of the other.



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         12.2 This Agreement, including any Exhibits, is the entire Agreement between the parties as to the subject matter contained herein and supersedes all other agreements and memoranda of understanding, both oral and written, heretofore made between the parties. Any amendment hereto must be made in writing and signed by an authorized representative of each of the parties. Should any portion of this Agreement be held invalid or unlawful, the remainder of this Agreement shall continue to remain in full force and effect as to both parties.

         12.3 The Center and its scientists and employees are independent contractors and are not the agents, employees, legal representatives of the Company, and are not authorized to do business in the Company's name or to obligate the Company in any way.

         12.4 Section titles and captions herein are for reference only and shall not be considered in construing this Agreement.

         12.5 The waiver by either party of any material breach or alleged material breach of any provision hereunder shall not be construed to be a continuing waiver of any concurrent, prior or succeeding breach of said provision or any other provision herein.

XIII. NOTICES

         13.1 Any notices to be given hereunder shall be served on a party by prepaid First Class Mail or by Federal Express or DHL courier to the address set forth in the beginning of this Agreement or to any other address as a party may subsequently notify the other in writing, and any such notice so served shall be deemed to have been served seven (7) days after the time at which it was sent. Either party shall have the right, if it chooses, to give notice by facsimile in which case it shall be deemed that the notice was served twenty-four (24) hours after its actual transmission. Each party agrees to exchange facsimile numbers with the other and if such number shall be changed, to inform the other in


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writing of the new number. All telecopier notices shall be confirmed by a standard confirmatory notice given as provided above, but the date said notice takes effect will be 24 hours after the time of transmission of the facsimile notice.

XIV. TERMINATION

         14.1 Unless sooner terminated or cancelled in accordance with this Agreement, this Agreement shall terminate upon receipt and approval of the final report required in paragraph 5.1 above, which approval shall not be unreasonably withheld.

         14.2 In the event that either party shall determine that in its opinion the other is breaching the Agreement or otherwise violating the terms thereof, a written notice shall be forwarded to the allegedly breaching party setting forth in detail the manner or manners in which such breach is occurring and the party receiving notice shall have forty-five (45) days in which to cure said breach and to notify in writing to the complaining party that said breach has been cured. If such notice of cure is not sent or, if sent, the allegedly breaching party takes no substantial action to cure the default or, if it takes such action and the complaining party is dissatisfied with the nature of the cure, then the termination or cancellation shall take effect thirty (30) days after the allegedly breaching party received written notice from the other party of such breach.

         14.3 The termination of this agreement for any reason shall not relieve the parties of any obligations that shall have accrued prior to such termination.

         IN WITNESS WHEREOF THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DATE FIRST ABOVE WRITTEN.



/s/ AUTHORIZED REPRESENTATIVE               /s/ SHALOM Z. HIRSCHMAN
-------------------------------             ----------------------------
    EnviroGene LLC                          Advanced Viral Research Corporation




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